Registration No. 333 - 137311

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RAM ENERGY RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-0700684
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5100 East Skelly Drive, Suite 650 Tulsa, OK 74135
(Address of principal executive offices) (zip code)

RAM ENERGY RESOURCES, INC.

2006 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

G. Les Austin, Senior Vice President
and Chief Financial Officer
RAM Energy Resources, Inc.
5100 East Skelly Drive, Suite 650
Tulsa, OK 74135
(918) 663-2800

(Name, address and telephone number of agent for service)

Copies of Correspondence to:
David J. Ketelsleger
McAfee & Taft A Professional Corporation
10th Floor, Two Leadership Square
Oklahoma City, Oklahoma 73102
(405) 235-9621

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (do not check if a smaller reporting company	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share[1]	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee[1]
Common Stock, Par Value $0.0001 per share	3,600,000	$5.76	$20,736,000	$814.92

1Estimated pursuant to Rules 457(c) and (h) solely for the purposes of computing the registration fee based upon the average of the high and low prices of RAM Energy Resources, Inc. common stock, as reported on the NASDAQ Capital Market on May 30, 2008.

EXPLANATION OF POST-EFFECTIVE AMENDMENT

This Post-Effective Amendment to the effective Registration Statement No. 333-137311 on Form S-8 is made solely to register additional securities of the same class for which the Registration Statement was previously filed. The contents of the earlier Registration Statement are incorporated herein by reference.

LEGAL MATTERS

McAfee & Taft A Professional Corporation, Oklahoma City, Oklahoma, will issue an opinion to us about certain legal matters relating to the securities. C. David Stinson is a shareholder with the law firm of McAfee & Taft A Professional Corporation, which provided the opinion in connection with the securities being registered by this registration statement. Mr. Stinson owns 495,000 shares of our common stock. Three other shareholders of McAfee & Taft A Professional Corporation also own shares of our common stock with a fair value on the effective date of this registration statement in excess of $50,000.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 8.	EXHIBITS.
5*	Opinion of McAfee & Taft A Professional Corporation.
23*	Consent of McAfee & Taft A Professional Corporation (included in Exhibit 5).

____________________________

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing a post-effective amendment on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on the 3rd day of June, 2008.

(Registrant)	RAM ENERGY RESOURCES, INC.

By: /s/ Larry E. Lee
Name: Larry E. Lee
Title: Chairman, President and Chief Executive Officer

By: /s/ G. Les Austin
Name: G. Les Austin
Title: Senior Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Larry E. Lee	Director	June 3, 2008

Larry E. Lee

/s/ Sean P. Lane*	Director	June 3, 2008

Sean P. Lane

/s/ Gerald R. Marshall*	Director	June 3, 2008

Gerald R. Marshall

/s/ John M. Reardon*	Director	June 3, 2008

John M. Reardon

___________________

*By Power of Attorney dated September 13, 2006

INDEX TO EXHIBITS

Exhibit No.	Description	Method of Filing
5	Opinion of McAfee & Taft a Professional Corporation	Filed herewith electronically
23	Consent of McAfee & Taft A Professional Corporation (included in Exhibit 5)	Filed herewith electronically